Exhibit 10.15
PROTECTION OF SENSITIVE INFORMATION,
NONCOMPETITION AND NONSOLICITATION AGREEMENT
The Employee identified on the signature page of this Agreement (“Employee”) is employed by EZCORP, Inc., a Delaware corporation, or one of its subsidiaries (collectively, the “Company”), in a position of trust and confidence. The Company expects Employee to continue to play a critical role in the Company’s future business operations and desires to provide Employee with the strategic information and tools necessary to enable Employee to help the Company achieve its long-term goals. In the performance of Employee’s duties for the Company, the Company has provided, and expects to continue to provide, Employee with Sensitive Information (as defined below). The Company seeks to protect its confidential and proprietary information (including Sensitive Information), trade secrets and goodwill. Therefore, Employee and the Company hereby agree as follows:
1.	For purposes of this Agreement, “Sensitive Information” means that subset of non-public Company information that is not generally disclosed to non-management employees of the Company, including the following:
(a)	Technical information of the Company or third parties that is in use, planned or under development, such as processes or strategies, system design or capabilities, and any other databases, methods, know-how, formulae, compositions, technological data, technological prototypes, processes, discoveries, machines, inventions and similar items;

(b)	Business information of the Company or third parties, such as actual and anticipated relationships between the Company and other companies; financial information (including sales levels, pricing, profit levels and other unpublished financial data); information relating to customer or vendor relationships (including performance requirements, development and delivery schedules, customer lists, customer preferences, financial information and credit information); and similar items;

(c)	Personnel information of the Company and its affiliates, such as information relating to employees of the Company (including information related to staffing, performance, skills, qualifications, abilities and compensation), key talent information, organizational human resource planning information and similar items;

(d)	Information relating to future plans of the Company, such as marketing strategies, new product research, pending projects and proposals and similar items; and

(e)	Any other information that the Company is required to keep confidential by law or agreement with any party.
2.	Employee agrees not to use, publish, misappropriate or disclose any Sensitive Information, except as may be required in the performance of Employee’s duties for the Company or expressly authorized in writing by the Company, and agrees not to misappropriate or misuse the Company’s goodwill.

3.	To protect the Company’s Sensitive Information and goodwill, and so as to enforce Employee’s obligations herein, Employee agrees that, while Employee is employed by the Company and for a period of one year following the end of Employee’s employment with the Company, Employee will not compete with the Company, solicit a Company employee or solicit a Company supplier (in each case, as described below).
(a)	Employee shall be deemed to “compete with the Company” if he or she, directly or indirectly:
(i)	Is a principal, owner, officer, director, shareholder or other equity owner (other than a holder of less than 5% of the outstanding shares or other equity interests of a publicly traded company) of a Direct Competitor (as defined below);

(ii)	Is a partner or joint venturor in any business or other enterprise or undertaking with a Direct Competitor; or

(iii)	Serves or performs work (whether as an employee, contractor, consultant, advisor, representative or agent) for a Direct Competitor that is similar in a material way to the work Employee performed for the Company during his or her employment with the Company.
The term “Direct Competitor” means any entity, sole proprietorship or other business concern that, within the Restricted Area (as defined below), offers or plans to offer products or services that are materially competitive with any of the products or services being offered or marketed, or are being actively developed, by the Company as of the date Employee’s employment ends. The term “Restricted Area” means the area within a 25-mile radius of any of the locations at which the Company offers products or services as of the date Employee’s employment ends.

(b)	Employee shall be deemed to “solicit a Company employee” if he or she, directly or indirectly by assisting or advising another person, (i) recruits, solicits, advises, assist, attempts to influence or otherwise induces or persuades any person employed by the Company to end his or her employment relationship with the Company or to accept employment with any other person or entity, or (ii) facilitates, or plays any role in (including through any form of communication, whether initiated by Employee or others), the decision, consideration or action of any such employee of the Company to end his or her employment relationship with the Company or to accept employment with any other person or entity.

(c)	Employee shall be deemed to “solicit a Company supplier” if he or she, directly or indirectly by assisting or advising another person, encourages any supplier, business partner or vendor of the Company with whom Employee had any contact on behalf of the Company during his or her employment or about whom Employee has any Sensitive Information to terminate or diminish its relationship with the Company.
4.	Employee represents and agrees that, following the end of his or her employment with the Company, he or she will be willing and able to engage in employment not prohibited by this Agreement. If Employee subsequently desires to pursue an opportunity prohibited by the terms of this Agreement, Employee agrees to make written request to the General Counsel of the Company for a modification of the restrictions contained in this Agreement prior to pursuing the opportunity, such request to include the name and address of the entity or business concern involved (if any) and the title, nature and duties of the activity Employee wishes to pursue.

5.	Employee and the Company agree and believe that the terms of this Agreement are reasonable and do not impose a greater restraint than necessary to protect the Company’s Sensitive Information, goodwill and other legitimate business interests. If a court of competent jurisdiction holds this not be the case, Employee and the Company agree that the terms of this Agreement are hereby automatically reformed and rewritten to the extent necessary to make the Agreement valid and enforceable. Employee and the Company also agree to request that the court not invalidate or ignore the terms of this Agreement but instead to honor this provision by reforming or modifying any overbroad or otherwise invalid terms to the extent needed to render the terms valid and enforceable and then enforcing the Agreement as reformed or modified. It is the express intent of Employee and the Company that the terms of this Agreement be enforced to the full extent permitted by law.

6.	Employee acknowledges and agrees that a violation of this Agreement would cause irreparable harm to the Company, and Employee agrees that the Company will be entitled to an injunction restraining any violation or further violation of such provisions. In this connection, Employee covenants that he or she will not assert in any proceeding that any given violation or further violation of the covenants contained in this Agreement (a) will not result in irreparable harm to the Company or (b) could be remedied adequately at law. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity or pursuant to other agreements with Employee.

7.	THIS AGREEMENT SHALL BE INTERPRETED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF TEXAS, AND THE VENUE FOR THE RESOLUTION OF ANY DISPUTES (LOCATION OF ANY LAWSUIT) SHALL BE SOLELY IN THE STATE AND FEDERAL COURTS OF TRAVIS COUNTY, TEXAS.

8.	The fact that one or more Paragraphs (or portion thereof) of this Agreement may be deemed invalid or unenforceable by any court shall not invalidate the remaining Paragraphs or portions of such Paragraphs of this Agreement.

9.	Employee acknowledges (a) that he or she has carefully read this Agreement and is signing it voluntarily with full knowledge of its contents, (b) that he or she has been advised by counsel to the extent he or she deems necessary, appropriate or desirable and (c) that he or she understands and accepts all the terms of this Agreement. Employee agrees that he or she will continue to be bound by the provisions of this Agreement after his or her employment relationship with the Company has ended.

10.	This Agreement supplements, and does not supersede, any and all pre-existing agreements between Employee and the Company regarding the subject matter hereof; provided, however, that to the extent there is a conflict between the provisions of this Agreement and the provisions of any such pre-existing agreement, the terms and provisions of this Agreement shall control and shall be given precedence over the terms and provisions of such pre-existing agreement.

11.	This Agreement may not be amended or modified except by a written agreement signed by Employee and the Company. This Agreement may not be superseded by any other agreement between Employee and the Company unless such other agreement specifically and expressly states that it is intended to supersede this Agreement.
In witness whereof, the parties have executed this Agreement on the dates indicated below, to be effective as of the Effective Date set forth below.
Effective Date: [EFFECTIVE DATE]

EZCORP, INC.

Date:	By:

Date:

[NAME OF EMPLOYEE]